QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.1

        [PAUL, HASTINGS, JANOFSKY & WALKER LLP Letterhead]

(212) 318-6000
August 3, 2004	24408.00100

Beazer Homes USA, Inc.
1000 Abernathy Road
Suite 1200
Atlanta, Georgia 30328

  RE:
  Beazer Homes USA, Inc.
  4 5/8% Convertible Senior Notes due 2024

Ladies and Gentlemen:

        We have acted as counsel to Beazer Homes USA, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3, filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on July 15, 2004 (the "Registration Statement") with respect to the registration of $180,000,000 aggregate principal amount of 4 5/8% Convertible Senior Notes due 2024 (the "Notes") and the associated shares of the Company's common stock, par value $0.01 per share, into which the Notes are convertible.

        In rendering this opinion, we have examined and relied upon the accuracy and completeness of originals or copies, certified or otherwise identified to our satisfaction of the Registration Statement, the Offering Memorandum dated June 3, 2004, and such other documents and records we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have also relied upon statements and representations made by representatives of the Company and others and have made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

        In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or otherwise satisfactory copies. We have also assumed that there has been or will be due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

        Based upon and subject to the foregoing, we are of the opinion that the statements made in the Registration Statement under the caption, "Material United States Federal Income Tax Considerations," fairly summarize in all material respects the matters described therein.

        Our opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. No assurance can be given that the Internal Revenue Service will not take a contrary position. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinion expressed above. We disclaim any obligation to notify you or any other person after the date hereof if any change in fact and/or law should change our opinion with respect to any matters set forth herein. Finally, our opinion is limited to the tax matters specifically covered herein and we express no opinion with respect to the transactions referred to herein or in the Registration Statement other than that set forth herein.

        This opinion is rendered solely for your benefit and shall not be relied upon, circulated or quoted, in whole or in part, by any other party and shall not be referred to in any report or document furnished to any other party without our prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP

QuickLinks

  Exhibit 8.1